INVESTMENT ADVISORY AGREEMENT


      AGREEMENT,  dated  April 15, 1997,  between
The  BlackRock
Investment  Quality  Term  Trust Inc. ("BQT")
(the  "Trust"),  a
corporation,  and  BlackRock  Financial
Management,  Inc.   (the
"Adviser"), a Delaware corporation.

     In consideration of the mutual promises and agreement herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.  In General

      The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Trust with respect to the investment of the Trust's assets and to supervise and arrange the purchase of securities for and the sale of securities held in the investment portfolio of the Trust.

2. Duties and obligations of the Adviser with respect to investments of assets of the Trust

      (a)   Subject to the succeeding  provisions
of this section
and subject to the direction and control of the
Trust's Board  of
Directors,  the Adviser shall (i) act as
investment  adviser  for
and  supervise and manage the investment and
reinvestment of  the
Trust's   assets  and  in  connection  therewith
have   complete
discretion in purchasing and selling securities
and other  assets
for  the  Trust and in voting, exercising consents
and exercising
all other rights appertaining to such securities
and other assets
on   behalf  of  the  Trust;  (ii)  supervise
continuously   the
investment  program  of  the Trust and  the
composition  of  its
investment   portfolio;  and  (iii)  arrange,
subject   to   the
provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Trust.

      (b)  In the performance of its duties under
this Agreement,
the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the
Investment Company Act of 1940 (the "Act"), and of any rules or regulations in force thereunder; (ii) any other applicable provision of law; (iii) the provisions of the Articles of
Incorporation and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objective and policies of the Trust as set forth in its Registration Statement on Form N-2; and (v) any policies and determinations of the Board of Directors of the Trust.

      (c)   The Adviser will bear all costs and
expenses  of  its
partners and employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or directors fees of any officers or directors of the
Trust who are affiliated persons (as defined in the Act) of the
Adviser except that the Board of Directors of the Trust may approve reimbursement to the Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Trust operations (other than the provisions of investment advice) of all personnel employed by the Adviser who devote substantial time to Trust operations or the operations of other investment companies advised by the Adviser.

      (d)   The Adviser shall give the Trust the
benefit  of  its
best judgment and effort in rendering services hereunder, but the
Adviser shall not be liable for any act or omission or for any loss sustained by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

      (e)  Nothing in this Agreement shall prevent
the Adviser or
any partner, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its partners, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

3.  Portfolio Transactions and Brokerage

      The Adviser is authorized, for the purchase
and sale of the
Trust's  portfolio securities, to employ such
securities  dealers
as  may, in the judgment of the Adviser, implement
the policy  of
the Trust to obtain the best net results taking
into account such
factors  as  price, including dealer spread, the
size,  type  and
difficulty  of  the  transaction  involved,  the
firm's  general
execution  and   operational facilities and the
firm's  risk  in
positioning  the  securities  involved.
Consistent  with   this
policy, the Adviser is authorized to direct the execution of the
Trust's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to the useful or valuable to the performance of its investment advisory functions for the Trust.

4.  Compensation of the Adviser

      (a)  The Trust agrees to pay to the Adviser
and the Adviser
agrees to accept as full compensation for all services rendered by the Adviser as such, a fee computed and payable monthly in an amount equal to .60% of the Trust's average weekly net asset value on an annualized basis until termination of the Trust pursuant to its Articles of Incorporation. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

      (b)  For purposes of this Agreement, the net
assets of  the
Trust shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the Trust for calculating the net asset value of the Trust's shares or delegating such calculations to third parties.
5.  Indemnity

      (a)   The Trust hereby agrees to indemnify
the Adviser  and
each of the Adviser's partners, officers, employees, agents, associates and controlling persons and the partners, officers, employees and agents thereof (including any individual who serves at the Advisers request as director, officer, partner, trustee or the like of another corporation) (each such person being an
"indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 5 or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or
(iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through
(iv)  being sometimes referred to herein as
"disabling conduct"),
(2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the
Trust.

      (b)   The  Trust shall make advance payments
in  connection
with  the expenses of defending any action with
respect to  which
indemnification might be sought hereunder if the
Trust receives a
written  affirmation of the indemnitee's good
faith  belief  that
the  standard of conduct necessary for
indemnification  has  been
met and a written undertaking to reimburse the
Trust unless it is
subsequently   determined   that   he   is
entitled   to   such
indemnification and if the directors of the Trust
determine  that
the  facts then known to them would not preclude
indemnification.
In  addition,  at least one of the following
conditions  must  be
met:   (A)  the  indemnitee  shall provide  a
security  for  his
undertaking,   (B)  the  Trust shall be  insured
against  losses
arising by reason of any lawful advances,  or (C)
a majority of a
quorum  consisting  of  directors of the Trust
who  are  neither
"interested   persons"  of  the  Trust  (as
defined  in  Section
2(a)(19)   of   the   Act)   nor  parties   to
the   proceeding
("Disinterested   Non-Party  Directors") or an
independent  legal
counsel in a written opinion, shall determine,
based on a  review
of  readily  available  facts (as opposed to  a
full  trial-type
inquiry),  that  there is reason to believe that
the  indemnitee
ultimately will be found entitled to
indemnification.
      (c)   All  determinations with respect  to
indemnification
hereunder shall be made (1) by a final decision on
the merits  by
a court or other body before whom the proceeding
was brought that
such indemnitee is not liable by reason of
disabling conduct  or,
(2) in the absence of such a decision, by (i) a
majority vote  of
a  quorum of the Disinterested Non-party Directors
of the  Trust,
or  (ii)  if  such  a  quorum  is  not  obtainable
or  even,  if
obtainable,  if  a  majority  vote of  such
quorum  so  directs,
independent   legal   counsel  in   a   written
opinion.    All
determinations  that  advance payments  in
connection  with  the
expense of defending any proceeding shall be
authorized shall  be
made  in  accordance  with the immediately
preceding  clause  (2)
above.

     The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

6.  Duration and Termination

      This Agreement shall become effective on the date it is approved by the stockholder of the Trust and shall continue in effect for a period of two years and thereafter from year to year, but only so long as such continuation is specifically approved at least annually in accordance with the requirements of the Act.

      This Agreement may be terminated by the
Adviser at any time
without  penalty upon giving the Trust sixty days
written  notice
(which  notice may be waived by the Trust) and may
be  terminated
by  the Trust at any time without penalty upon
giving the Adviser
sixty  days  notice (which notice may be waived by
the  Adviser),
provided that such termination by the Trust shall
be directed  or
approved by the vote of a majority of the
Directors of the  Trust
in  office  at  the  time or by the vote  of  the
holders  of  a
"majority"  (as defined in the Act) of the voting
securities  of
the  Trust  at the time outstanding and entitled
to  vote.   This
Agreement shall terminate automatically in the event of its assignment (as "assignment" is defined in the Act).


7.  Notices

      Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage pre-paid.

8.  Governing Law

      This  Agreement shall be construed in
accordance  with  the
laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the
Act.

      IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.



                    THE BLACKROCK TRUSTS




By_______________________________________
                         Ralph L. Schlosstein,
                         President




                    BLACKROCK FINANCIAL
MANAGEMENT, INC.




By_______________________________________
                         Laurence D. Fink,
                         Chairman & Chief
Executive Officer